EXPLORATIONS GROUP, INC.
                             AUDIT COMMITTEE CHARTER


     The following provisions adopted by the board of directors of Explorations Group, Inc., a Delaware corporation currently with no class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as
amended ("Explorations " and the "Exchange Act," respectively), but in anticipation of such registration, shall, until amended or repealed by Explorations' board of directors, govern the operations of the audit committee of Explorations' board of directors (the "Audit Committee"):

                                   WITNESSETH:

     The Audit Committee is appointed by Explorations' board of directors to assist Explorations' board of directors in monitoring (1) the integrity of Explorations' financial statements, (2) the compliance by Explorations with legal and regulatory requirements, and (3) the independence and performance of Explorations' internal and external auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the United States Securities and Exchange Commission (the "Commission") and all stock exchanges or stock markets on which
Explorations'  securities  are  listed  or  qualified  for  trading  (the  "Self
Regulatory Organizations"). The members of the Audit Committee shall be appointed by Explorations' board of directors on the recommendation of the Yankee Companies, LLC., a Florida limited liability company that serves as Explorations' strategic consultant, until such time as the board of directors forms nominating and governance committees comprised of independent directors, whereupon it shall become the duties of each such committee to recommend members for election to the Audit Committee from among the members of the board of directors who qualify and are neither officers, employees nor consultants to Explorations or any of its subsidiaries.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of Explorations or Explorations' outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Audit Committee shall make regular reports to Explorations' board of directors.

         The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to Explorations' board of directors for approval.

2. Review the annual audited financial statements with management, including all major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect Explorations' financial statements.

3. Review an analysis prepared by management and the independent auditor of all significant financial reporting issues and judgments made in connection with the preparation of Explorations' financial statements.

4. Review with management and the independent auditor Explorations' quarterly financial statements prior to the filing of any Form 10-Q.

5. Review with management and the independent auditor Explorations' annual financial statements prior to the filing of any Form 10-K, and perform all tasks required under Reg. ss. 228.306 so that the Audit Committee may make an informed and independent recommendation to Explorations' board of directors in the "Audit Committee Report" required in conjunction with Form 10-K.

6. Meet periodically with management to review Explorations ' major financial risk exposures and the steps management has taken to monitor and control such exposures.


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7.   Review major changes to  Explorations'  auditing and accounting  principles and practices as suggested by the independent auditor, internal auditors or management.

8. Recommend to Explorations' board of directors the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and Explorations' board of directors.

9.   Approve the fees to be paid to the independent auditor.

10. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that Explorations' board of directors take appropriate action to satisfy itself of the independence of the auditor.

11. Evaluate together with Explorations' board of directors the performance of the independent auditor and, if so determined by the Audit Committee, recommend that Explorations' board of directors replace the independent auditor.

12. Review the appointment and replacement of the senior internal auditing executive.

13. Review the significant reports to management prepared by the internal auditing department and management's responses.

14. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

15. Obtain from the independent auditor assurance that Section 10A of the Exchange Act has been complied with.

16. Obtain reports from management, Explorations' senior internal auditing executive and the independent auditor that any Explorations subsidiaries are operating in conformity with generally accepted accounting principles, consistently applied ("GAAP") and with any codes of conduct or operating practices adopted therefor by Explorations' board of directors ("Explorations' Codes of Conduct").

17. Discuss with the independent auditor the matters required to be discussed by Commission Statement on Auditing Standards Number 61 relating to the conduct of Explorations' audits.

18. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and Explorations' response to that letter, including:

     (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information;

     (b)  Any changes required in the planned scope of the internal audit;

     (c)  The internal audit department responsibilities, budget and staffing.

19. Prepare the report required by the rules of the Commission or Self Regulatory Organizations to be included in Explorations' annual proxy statement.

20. Review with Explorations' General Counsel legal matters that may have a material impact on the financial statements, Explorations' compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Explorations' financial statements are complete and



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accurate and are in accordance with generally  accepted  accounting  principles.
This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagree ments, if any, between management and the independent auditor, or to assure compliance with laws and regulations and Explorations' Code of Conduct.

Dated:   May 29, 2002

Signed:           /s/ Steven Adelstein /s/
Name & Title:         Steven Adelstein, Audit Committee Chairman





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